Exhibit 4.2

SENIOR SECURED SUBORDINATED PROMISSORY NOTE

THIS SENIOR SECURED SUBORDINATED PROMISSORY NOTE (THIS “NOTE”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

THIS NOTE AND THE INDEBTEDNESS EVIDENCED HEREBY IS SUBORDINATED IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AND INTERCREDITOR AGREEMENT DATED AS OF EVEN DATE HEREWITH (THE “INTERCREDITOR AGREEMENT”) BY AND AMONG SIGNATURE BANK, THE CENTER FOR WOUND HEALING, INC., A NEVADA CORPORATION, BISON CAPITAL EQUITY PARTNERS II-A, L.P., A DELAWARE LIMITED PARTNERSHIP, AND BISON CAPITAL EQUITY PARTNERS II-B, L.P., A DELAWARE LIMITED PARTNERSHIP. EACH HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, SHALL BE BOUND BY THE PROVISIONS OF SUCH INTERCREDITOR AGREEMENT.

THIS NOTE WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT UNDER SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. YOU MAY CONTACT THE GENERAL PARTNER OF BISON CAPITAL EQUITY PARTNERS II-A, L.P. AND BISON CAPITAL EQUITY PARTNERS II-B, L.P. AT 10877 WILSHIRE BLVD., SUITE 1520, LOS ANGELES, CALIFORNIA 90024, FACSIMILE NUMBER (310) 260-6576, WHO WILL PROVIDE YOU WITH ANY REQUIRED INFORMATION REGARDING THE ORIGINAL ISSUE DISCOUNT.

15.00% SENIOR SECURED SUBORDINATED PROMISSORY NOTE

Due March 31, 2013

$20,000,000	Tarrytown, New York
March 31, 2008

FOR VALUE RECEIVED, the undersigned, THE CENTER FOR WOUND HEALING, INC., a Nevada corporation (the “Maker”), hereby promises to pay to the order of BISON CAPITAL EQUITY PARTNERS II-A, L.P., a Delaware limited partnership, and BISON CAPITAL EQUITY PARTNERS II-B, L.P., a Delaware limited partnership (collectively, “Bison Capital”), or its registered assigns (Bison Capital or any registered assigns, the “Holder”), the principal sum of Twenty Million Dollars ($20,000,000) plus all interest thereon and other amounts payable hereunder at the times and on the dates set forth herein and, in any event, on the fifth (5th) anniversary of the date of this Note (such fifth anniversary, the “Maturity Date”). Unless otherwise stated herein, the principal amount hereof, the interest thereon and all other amounts due hereunder shall be payable in lawful currency of the United States of America.

This Note is the Note referred to in that certain Securities Purchase Agreement dated as of even date herewith (the “Purchase Agreement”), by and between the Maker and Bison Capital. This Note is subject to the provisions of the Purchase Agreement and is subject to acceleration and to optional and mandatory prepayment in whole or in part as provided herein and in the Purchase Agreement. The Holder is entitled to the benefits of this Note and the Purchase Agreement to the extent that it relates to the Note, and may enforce the agreements of the Maker contained herein and therein and exercise the remedies provided for hereby and thereby or otherwise available in respect hereto and thereto. Capitalized terms used herein without definition are used herein with the meanings ascribed to such terms in the Purchase Agreement. This Note is secured and guaranteed as provided in the Purchase Agreement and the other Transaction Documents (as defined in the Purchase Agreement).

1. Interest.

(a) Until and unless the Payoff Conditions (as defined in the Purchase Agreement) have been met, the Maker promises to pay interest on the principal amount of this Note at a per annum rate equal to eighteen percent (18%) (the “Scheduled Interest Rate”), consisting of interest payable in cash at the Scheduled Cash Interest Rate plus interest payable in kind at the Scheduled PIK Interest Rate. Until and unless the Payoff Conditions have been met, the “Scheduled Cash Interest Rate” means twelve percent (12%) per annum, and the “Scheduled PIK Interest Rate” means six percent (6%) per annum.

(b) After the Payoff Conditions have been met, the Scheduled Interest Rate shall be fifteen percent (15%) per annum, the Scheduled Cash Interest Rate shall be twelve percent (12%) per annum, and the Scheduled PIK Interest Rate shall be three percent (3%) per annum.

(c) The interest payable in cash at the Scheduled Cash Interest Rate shall be due and payable in arrears on the first Business Day (as defined in the Purchase Agreement) of each month (each such scheduled date for interest payment, an “Interest Payment Date”), beginning on April 1, 2008, and shall be paid in immediately available funds to an account designated by the Holder. Notwithstanding the foregoing, if the Maker is not then in default under this Note or any other Transaction Document, (i) until the Payoff Conditions have been satisfied (but in no event past October 31, 2009), the Maker may elect to defer scheduled payments of interest at the Scheduled Cash Interest Rate, and (ii) following satisfaction of the Payoff Conditions, the Maker may elect to defer up to twelve (12) scheduled payments of interest at the Scheduled Cash Interest Rate. All amounts deferred under the foregoing subclauses 1(c)(i) and (c)(ii) shall be added to the outstanding principal under this Note on the date otherwise scheduled for payment and shall (from and after the date added to the outstanding principal) accrue interest in the same manner as the outstanding principal under this Note.

(d) The interest payable in kind at the Scheduled PIK Interest Rate shall be due and payable in arrears on each Interest Payment Date and shall be paid in kind by automatically increasing the principal amount outstanding under this Note by an amount equal to the interest payable in kind on each Interest Payment Date; provided, however, that if a Default or an Event of Default (as such terms are defined in the Purchase Agreement) has occurred, the Holder may elect to have the interest accruing at the Scheduled PIK Interest Rate to be thereafter paid in immediately available funds to an account designated by the Holder.

(e) Interest payable on this Note shall accrue from and including the date of issuance through and until repayment of the principal and payment of all accrued interest, premium or other amounts, if any, in full. All interest payable under this Note shall accrue on a monthly basis and be computed on the basis of a 360 day year of twelve 30 day months.

2. Repayment of Principal. The Maker shall make payment on the principal amount of this Note in the amount of Two Million Five Hundred Thousand Dollars ($2,500,000) on the second (2nd) anniversary of this Note and on each anniversary of this Note thereafter through the Maturity Date. No prepayment of the principal outstanding under this Note shall be permitted prior to the first anniversary of this Note. Except as provided in the foregoing sentence, the principal outstanding under this Note may be prepaid without penalty; provided, that (a) any prepayment will not violate any material agreement of the Maker (including, without limitation, any senior credit facility), (b) any prepayment is permitted under the Intercreditor Agreement, and (c) any prepayment shall be in an amount equal to at least $2,500,000 and in $500,000 increments above that minimum amount. Except as otherwise set forth in this Note, all principal amounts, interest and other amounts outstanding under this Note shall be due and payable in immediately available funds on the Maturity Date.

3. Default.

(a) In addition to the interest payable at the Scheduled Interest Rate, but subject to applicable law (and in addition to the rights and remedies available to the Holder under any other Transaction Document or applicable law): (i) any overdue payment of principal or overdue interest payment on this Note shall bear interest for each day from the date payment thereof was due to the date of actual payment, at a rate equal to the Scheduled Interest Rate plus two percent (2%) per annum; (ii) any interest payable on demand during the continuance of a Default or Event of Default shall bear interest for each day from the occurrence of such Default or Event of Default to the date of actual payment thereof, at a rate equal to the Scheduled Interest Rate plus two percent (2%) per annum; (iii) upon and during the occurrence of any Default or Event of Default, this Note shall bear interest, from the date of the occurrence of such Default or Event of Default until such Default or Event of Default is cured or waived at a rate equal to the Scheduled Interest Rate plus two percent (2%) per annum; and (iv) if any Default or Event of Default has occurred and remains uncured after six months, then commencing with the first day of the calendar month following such six month period, the amounts payable hereunder as described in the foregoing clauses (i) through (iii) shall bear interest instead at a rate equal to the Scheduled Interest Rate plus one percent (1%) per month (all such additional amounts of interest described in this Section 3(a), the “Default Interest”). Subject to applicable law, any interest that accrues on overdue interest on the Note as provided in the preceding sentence and that has not been paid in full in immediately available funds on or before the next date that interest is due under this Note shall itself be deemed to be overdue interest on the Note to which the preceding sentence shall apply.

(b) Default Interest shall be payable on demand by the Holder in immediately available funds to an account designated by the Holder.

(c) Notwithstanding anything to the contrary herein, if the Holder cannot receive, accept and retain any interest (including, without limitation, Default Interest) in cash (whether because of the Intercreditor Agreement or otherwise), then such interest shall be paid in kind (automatically increasing the principal amount outstanding under this Note by an amount equal to such interest) until the Holder can receive, accept and retain interest in cash, at which time, all accrued interest (whether paid in kind or otherwise) shall be payable on demand by the Holder in immediately available funds to an account designated by the Holder.

(d) Subject to the Intercreditor Agreement, at any time (i) the Maker fails to pay any principal, interest or other amount when due under this Note and such failure is not cured within two (2) Business Days of the due date; (ii) any non-monetary default occurs under this Note, and such non-monetary default is not cured, if capable of being cured (it being understood that if such default is not capable of being cured then no cure period shall apply), within ten Business Days of such default; or (iii) during the continuance of a Default or an Event of Default, and such Default or Event of Default, (x) if it is a monetary default, is not cured within two (2) Business Days of such default or (y) if it is a nonmonetary default, is not cured, if capable of being cured (it being understood that if such default is not capable of being cured then no cure period shall apply), within ten Business Days of such default, then upon the occurrence of clauses (i), (ii) or (iii), the Holder may:

(1) declare, in its sole and absolute discretion, any all outstanding principal, interest and other amounts under this Note to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Maker; and

(2) exercise all rights and remedies available to it under this Note, the other Transaction Documents, at law and in equity;

provided, however, that upon an Event of Default with respect to any Credit Party (including the Maker) described in Section 10.1(d) of the Purchase Agreement, the outstanding principal amount, interest and other amounts payable under this Note shall automatically and immediately be accelerated, due and payable without further act of the Holder.

4. Maximum Lawful Rate of Interest. The rate of interest payable under this Note shall in no event exceed the maximum rate permissible under applicable law. If the rate of interest payable on this Note is ever reduced as a result of this Section and at any time thereafter the maximum rate permitted under applicable law exceeds the rate of interest provided for in this Note, then the rate provided for in this Note shall be increased to the maximum rate provided for under applicable law for such period as is required so that the total amount of interest received by the Holder is that which would have been received by the Holder but for the operation of the first sentence of this Section.

5. Manner of Payment. Payments of principal, interest and other amounts due under this Note shall be made no later than 12:00 p.m. (noon) (Los Angeles time) on the date when due and in lawful money of the United States of America (by wire transfer in funds immediately available at the place of payment) to such account as the Holder may designate in writing to the Maker. Any payments received after 12:00 p.m. (noon) (Los Angeles time) shall be deemed to have been received on the following Business Day. Any payments due hereunder that are due on a day which is not a Business Day shall be payable on the following Business Day, and such extension of time shall be included in the computation of all amounts payable hereunder.

6. Security. The obligations of the Maker to the Holder, including, without limitation, those obligations existing under this Note or the Purchase Agreement, shall be secured by a perfected first priority lien granted to the Holder by the Maker and its Subsidiaries in substantially all of their respective corporate assets, including all stock held by either the Maker or its Subsidiaries. Notwithstanding the foregoing, the Maker and its Subsidiaries shall be required to grant only a second priority lien and security interest in those assets subject to a first priority security interest of a Senior Lender (as defined in the Purchase Agreement) and any Permitted Purchase Money Indebtedness. Any other indebtedness of the Maker other than Permitted Purchase Money Indebtedness shall be subject to an intercreditor agreement in form and substance reasonably satisfactory to the Holder. The Maker hereby consents to the acceptance, release, or substitution of any security for this Note.

7. Transfer.

(a) The term “Holder” as used herein shall initially mean Bison Capital and shall also include any transferee of this Note whose name has been recorded by the Maker in the register for the registration and registration of transfers of this Note (the “Register”), which Register shall be maintained by Maker at its principal executive office. Each transferee of this Note acknowledges that this Note has not been registered under the Securities Act, and may be transferred only pursuant to an effective registration under the Securities Act or pursuant to an applicable exemption from the registration requirements of the Securities Act.

(b) The name and address of the Holder, each transfer thereof and the name and address of each transferee shall be registered in the Register. Prior to due presentment for registration of transfer, absent manifest error, the Person in whose name the Note is registered shall be deemed and treated as the owner and holder thereof for all purposes hereof. Any transfer of the Note shall be effective only upon appropriate entries with respect thereto being made in the Register.

(c) Subject to applicable law, the Holder may, at any time and from time to time without the consent of the Maker, assign or transfer to one or more Persons all or any portion of this Note (but not less than $2,500,000 in principal amount in any single assignment, unless such lesser amount represents the entire outstanding principal balance hereof); provided, however, that any assignee or transferee shall appoint Purchaser to act as its agent for purposes of any enforcement of rights granted under this Note and any other agreements relating thereto. Upon surrender of this Note at the Maker's principal executive office for registration of any such assignment or transfer, accompanied by a duly executed instrument of transfer, the Maker shall, at its expense and within three (3) Business Days of such surrender, execute and deliver one or more new notes of like tenor in the requested principal denominations and in the name of the assignee or assignees and bearing the legend set forth on the face of this Note, and this Note shall promptly be canceled. If the entire outstanding principal balance of this Note is not being assigned, the Maker shall issue to the Holder hereof, within three (3) Business Days of the date of surrender hereof, a new note which evidences the portion of such outstanding principal balance not being assigned. If this Note is divided into one or more notes, is held at any time by more than one Holder, and any payments of principal of, premium on (if any), interest or other amounts on this Note are made that are not sufficient to pay the amounts then due hereunder, then such payments shall be made pro rata with respect to all such notes in accordance with the outstanding principal amounts thereof.

8. Persons Deemed Owners; Participations.

(a) Prior to due presentment for registration of any assignment, the Maker may treat the Person in whose name this Note is registered as the owner and Holder of this Note for all purposes, and the Maker shall not be affected by notice to the contrary. Subject to the preceding sentence, the Holder may grant to any other Person participations from time to time in all or any part of this Note on such terms and conditions as may be determined by the Holder in its sole discretion, subject to applicable federal and state securities laws. Notwithstanding anything to the contrary contained herein or otherwise, nothing in the Purchase Agreement, this Note or any other Transaction Document or otherwise shall confer upon the participant any rights in the Purchase Agreement or any other Transaction Document, and the Holder shall retain all rights with respect to the administration, waiver, amendment, collection and enforcement of, compliance with and consent to the terms and provisions of the Purchase Agreement, this Note or any other Transaction Document.

(b) In addition, the Holder may, without the consent of the participant, give or withhold its consent or agreement to any amendments to or modifications of the Purchase Agreement, this Note or any other Transaction Document, waive any of the provisions hereof or thereof or exercise or refrain from exercising any other rights or remedies which the Holder may have under the Purchase Agreement, this Note or any other Transaction Document or otherwise. Notwithstanding the foregoing, the Holder will not agree with the Maker, without the prior written consent of the participant (which consent shall be given or affirmatively withheld not later than three (3) Business Days after the Holder’s written request therefor): (i) to reduce the principal of or rate of interest on this Note or (ii) to postpone the date fixed for payment of principal of or interest on the indebtedness evidenced by this Note. If the participant does not timely reply to the Holder’s request for such consent, then the participant shall be deemed to have provided its consent, and the Holder may take such action in its sole discretion.

9. Replacement of Note. On receipt by the Company of an affidavit of an authorized representative of the Holder stating the circumstances of the loss, theft, destruction or mutilation of the Note (and in the case of any such mutilation, on surrender and cancellation of the Note), the Maker, at its expense, will promptly execute and deliver, in lieu thereof, a new Note of like tenor.

10. Costs of Collection. The Maker agrees to pay all costs and expenses, including the reasonable fees and expenses of any attorneys, accountants and other experts retained by the Holder, which are expended or incurred by the Holder in connection with (a) the enforcement of this Note or the collection of any sums due hereunder, whether or not suit is commenced; (b) any actions for declaratory relief in any way related to this Note; (c) the protection or preservation of any rights of the Holder under this Note; (d) any actions taken by the Holder in negotiating any amendment, waiver, consent or release of or under this Note; (e) any actions taken in reviewing the Maker’s or any of its Subsidiaries’ financial affairs if a Default or an Event of Default has occurred or the Holder has determined in good faith that a Default or an Event of Default may likely occur, including, without limitation, the following actions: (i) inspecting the facilities of the Maker and any of its Subsidiaries or conducting audits or appraisals of the financial condition of the Maker and any of its Subsidiaries; (ii) having an accounting firm chosen by the Holder review the books and records of the Maker and any of its Subsidiaries and perform a thorough and complete examination thereof; (iii) interviewing the Maker’s and each of its Subsidiaries’ employees, accountants, customers and any other individuals related to the Maker or its Subsidiaries which the Holder reasonably believes may have relevant information concerning the financial condition of the Maker and any of its Subsidiaries; and (iv) undertaking any other action that the Holder reasonably believes is necessary to assess accurately the financial condition and prospects of the Maker and any of its Subsidiaries; (f) the Holder’s participation in any refinancing, restructuring, bankruptcy or insolvency proceeding involving the Maker, any of its Subsidiaries or any other Affiliate of the Maker; (g) verifying, maintaining, or perfecting any security interest or other lien granted to the Holder in any collateral; (h) any effort by the Holder to protect, assemble, complete, collect, sell, liquidate or otherwise dispose of any collateral, including in connection with any action or proceeding; or (i) any refinancing or restructuring of this Note, including, without limitation, any restructuring in the nature of a “work out” or in any insolvency or bankruptcy proceeding.

11. Extension of Time. The Holder, at its option, may extend the time for payment of this Note, postpone the enforcement hereof, or grant any other indulgences without affecting or diminishing the Holder’s right to recourse against the Maker, which right is expressly reserved. The Maker hereby consents to any and all renewals, replacements, and/or extensions of time for payment of this Note before, at, or after maturity.

12. Maker's Waivers. The Maker hereby waives presentment for payment, demand, protest, notice of protest and notice of dishonor hereof, and all other notices of any kind to which it may be entitled under applicable law or otherwise. All payments under this Note shall be made without setoff, counterclaim or deduction of any kind.

13. Notations. Before disposing of this Note or any portion thereof, the Holder may make a notation thereon (or on a schedule attached thereto) of the amount of all principal payments previously made by the Maker with respect thereto.

14. Governing Law. In all respects, including matters of construction, validity and performance, this Note shall be governed by, and construed and enforced in accordance with, the internal laws of the State of California applicable to contracts made and performed in that state (without regard to the choice of law or conflicts of law provisions thereof).

15. Arbitration. All disputes arising under this Note shall be settled by binding arbitration; provided, however, that this Section shall not preclude any party from seeking equitable relief in a court of competent jurisdiction. Arbitration shall be held in Los Angeles, California under the auspices of the American Arbitration Association (the “AAA”) pursuant to the Commercial Arbitration Rules of the AAA, and shall be by one arbitrator, independent of the parties to this Note, selected from a list provided by the AAA in accordance with such Commercial Arbitration Rules. The arbitrator shall make his or her decision in writing within thirty (30) days after the close of the arbitration hearing. To the maximum extent permitted by law, the decision of the arbitrator shall be final and binding and not be subject to appeal. If a party against whom the arbitrator renders an award fails to abide by such award, the other party or parties may seek to enforce such award in a court of competent jurisdiction. The fees and expenses of the arbitration (including reasonable attorneys’ fees, costs and expenses) or any action to enforce an arbitration award shall be awarded to the prevailing party or parties in such arbitration.

16. Jurisdiction, Venue, Etc. IN ANY ACTION SEEKING EQUITABLE RELIEF, TO ENFORCE ARBITRATION OR AN ARBITRAL AWARD, OR IN THE EVENT THAT ARBITRATION CANNOT BE ENFORCED, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(a) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS NOTE, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF CALIFORNIA LOCATED IN THE CITY OF LOS ANGELES, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE CENTRAL DISTRICT OF CALIFORNIA, AND THEIR RESPECTIVE APPELLATE COURTS;

(b) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME OR TO SEEK TRANSFER TO ANOTHER JUDICIAL DISTRICT;

(c) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO AN OFFICER, DIRECTOR, MANAGING AGENT OR OTHER AUTHORIZED PERSON OF SUCH PARTY AT SUCH PARTY'S ADDRESS SET FORTH IN THE PURCHASE AGREEMENT; AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION;

(d) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS NOTE AND FOR ANY COUNTERCLAIM THEREIN; AND

(e) AGREES, THAT IF ANY ACTION OR PROCEEDING IS FILED IN A COURT OF THE STATE OF CALIFORNIA BY OR AGAINST ANY PARTY HERETO IN CONNECTION WITH ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS NOTE, (I) THE COURT SHALL, AND IS HEREBY DIRECTED TO, MAKE A GENERAL REFERENCE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 638 TO A SINGLE REFEREE (WHO SHALL BE A SINGLE ACTIVE OR RETIRED JUDGE) TO HEAR AND DETERMINE ALL OF THE ISSUES IN SUCH ACTION OR PROCEEDING (WHETHER OF FACT OR OF LAW) AND TO REPORT A STATEMENT OF DECISION, PROVIDED THAT AT THE OPTION OF ANY PARTY TO SUCH PROCEEDING, ANY SUCH ISSUES PERTAINING TO A “PROVISIONAL REMEDY” AS DEFINED IN CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 1281.8 SHALL BE HEARD AND DETERMINED BY THE COURT, AND (II) THE MAKER SHALL BE SOLELY RESPONSIBLE TO PAY ALL FEES AND EXPENSES OF ANY REFEREE APPOINTED IN SUCH ACTION OR PROCEEDING.

17. Severability. If any term, provision, covenant or restriction of this Note is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Note shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

18. Waiver; Amendment.

(a) No failure or delay on the part of the Holder in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for in this Note are cumulative and are not exclusive of any remedies that may be available to the Holder at law, in equity or otherwise.

(b) Any amendment, supplement or modification of or to any provision of this Note, any waiver of any provision of this Note, and any consent to any departure by any party from the terms of any provision of this Note, shall be effective (i) only if it is made or given in writing and signed by the Maker and the Holder, and (ii) only in the specific instance and for the specific purpose for which it is made or given. No amendment, supplement or modification of or to any provision of this Note, or any waiver of any such provision or consent to any departure by the Holder from the terms of any such provision may be made orally. Except where notice is specifically required by this Note, no notice to or demand on the Maker in any case shall entitle the Maker or any of its Affiliates to any other or further notice or demand in similar or other circumstances.

19. Time of the Essence. Time is of the essence with respect to all matters described in this Note.

20. Interpretation. The descriptive headings of this Note are for convenience of reference only, do not constitute a part of this Note and are not to be considered in construing or interpreting this Note. All section, clause and party references are to this Note unless otherwise stated. No party, nor its counsel, shall be deemed the drafter of this Note for purposes of construing the provisions of this Note, and all provisions of this Note shall be construed in accordance with their fair meaning, and not strictly for or against any party. References to “Dollars” and “$” shall be to United States Dollars, unless otherwise specified.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Senior Secured Subordinated Promissory Note is executed by the Maker as of the date first above written.

THE CENTER FOR WOUND HEALING, INC.

By:
Name:	Andrew G. Barnett
Title:	Chief Financial Officer

Signature Page to Senior Secured Subordinated Promissory Note